NEWS RELEASE

#38R – July 20, 2007	Contact:	Roger Schrum
+843/339-6018
roger.schrum@sonoco.com
Sonoco Reports Second Quarter 2007 Financial Results
Hartsville, S.C. – Sonoco (NYSE: SON), one of the largest diversified global packaging companies, today reported second quarter 2007 earnings of $.41 per diluted share, a 16 percent decrease from second quarter 2006 earnings of $.49 per diluted share. Results for the second quarter of 2007 included an after-tax charge of $11.9 million ($.12 per diluted share) related to an increase in the environmental reserve at a subsidiary’s paper operations in Wisconsin and after-tax restructuring charges of $2.8 million ($.03 per diluted share) related to previously announced cost-reduction measures. Prior year results included $1.5 million ($.02 per diluted share) of after-tax restructuring charges.
Base earnings for the second quarter of 2007 increased 10 percent to $.56 per diluted share, compared with $.51 per diluted share in the same period in 2006. Base earnings is a non-GAAP financial measure that excludes restructuring charges, environmental charges, and certain other non-recurring or infrequent and unusual expenses, as applicable. Additional information about base earnings and base earnings per share along with reconciliations to the most closely applicable GAAP financial measure is provided later in this news release.
Net sales for the second quarter of 2007 were $994 million, an 8 percent increase over the $917 million recorded in the same period in 2006. “Our quarterly year-over-year sales improvement was primarily the result of acquisitions in our Tubes and Cores/Paper and Consumer Packaging segments, higher selling prices implemented to offset higher raw materials and other costs, and the favorable impact of foreign currency rates,” said Harris E. DeLoach, Jr., chairman, president and chief executive officer. “These sales gains were partially offset by volume declines in our Tube and Cores/Paper and Consumer Packaging segments.”
Net income for the second quarter of 2007 was $42.4 million, down 14 percent, compared with $49.3 million for the same period in 2006. Base earnings, which exclude the above-mentioned environmental and restructuring charges, were $57 million, up 12 percent, compared with $50.9 million in the prior year period. “Second quarter 2007 base earnings increased due to productivity improvements throughout each of our business segments and acquisitions. We also continued to successfully manage our selling price/material cost relationship during the quarter, despite high old corrugated container (OCC) costs. These favorable factors more than offset the impacts of lower volume, the mix of business and higher energy, freight and labor costs. In addition, the 2007 quarterly results also benefited from a lower effective tax rate.”
Cash generated from operations for the second quarter of 2007 was $69 million, compared with $88 million for the same period in 2006. The decrease was due primarily to increased working capital and decreased earnings. Capital expenditures and cash dividends totaled $49 million and $26 million, respectively, in the second quarter of 2007. In addition, cash used for acquisitions during the quarter totaled $213 million, primarily associated with the purchase of Matrix Packaging, Inc.
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1 North Second Street
Hartsville, S.C. 29550 USA
843/383-7794
http://www.sonoco.com

Sonoco Reports 2007 Second Quarter Financial Results – page 2
For the first six months of 2007, net sales increased 12 percent to $1.95 billion, compared with $1.74 billion in the first half of 2006. Net income for the first six months of 2007 was $95.5 million ($.93 per diluted share), up 1 percent, compared with $94.5 million ($.93 per diluted share) in the same period of 2006. Earnings for the first six months of 2007 were negatively impacted by an after-tax charge of $11.9 million ($.12 per diluted share) resulting from an increase in the environmental reserve at a subsidiary’s paper operation and after-tax restructuring costs of $7.6 million ($.07 per diluted share), while 2006 earnings included $2.9 million ($.03 per diluted share) of restructuring charges. As a result of the Company’s accounting calendar, the first half of 2007 included six more days than the same period in 2006. In addition to the longer period, first half 2007 earnings were aided by $5.5 million ($.04 per diluted share) for the recovery of certain benefit costs from a third party.
Excluding the impact of the environmental and restructuring charges, base earnings were $114.9 million ($1.12 per diluted share) in the first half of 2007, up 18 percent, compared with $97.4 million ($.96 per diluted share) in the first half of 2006. The increase in base earnings in the first half of 2007 was due primarily to productivity improvements, acquisitions, a positive price/cost relationship and increased volume. Higher energy, freight and labor costs partially offset these favorable factors.
For the first six months of 2007, cash generated from operations was $127 million, compared with $157 million in the same period in 2006. Capital expenditures and cash dividends totaled $86 million and $50 million, respectively for the first six months of 2007. Additionally, the Company repurchased 1.5 million shares of Sonoco common stock for $56.7 million in February 2007. Cash used for acquisitions totaled $213 million, primarily associated with the purchase of Matrix Packaging, Inc.
Overview and Outlook
“Our second quarter base earnings per diluted share were within the range of guidance that we had provided, despite lower than expected volumes and a challenging operating environment due to high raw materials and other costs,” said DeLoach. “We expect third quarter 2007 base earnings to be in the range of $.62 to $.65 per diluted share, assuming no significant change in general economic conditions. Our expectation for full-year 2007 base earnings per diluted share is unchanged at $2.36 to $2.40 per diluted share.” The Company’s guidance for the remainder of the year assumes reduced profitability in the Consumer Packaging segment, principally in flexible packaging operations, and lower results in the Packaging Services segment related to the outcome of recent bidding activity. This guidance reflects an expected tax rate approximately equal to that experienced in the first half of the year.
Segment Review
The Company uses a non-GAAP financial measure when discussing the operational results of its segments. Base Operating Profit at the segment level is defined as the segments’ portion of consolidated Income Before Income Taxes, excluding restructuring charges, environmental charges, net interest expense and certain non-recurring or infrequent and unusual items. A reconciliation of Base Operating Profit for the Company’s three reportable segments and All Other Sonoco to GAAP Income Before Income Taxes is provided later in this news release.
Consumer Packaging
Sonoco’s Consumer Packaging segment includes the following products: round and shaped rigid packaging (both composite and plastic); printed flexible packaging; and metal and peelable membrane ends and closures.
Second quarter 2007 sales for the Consumer Packaging segment increased 6 percent to $349 million, compared with $328 million in the second quarter of 2006. Base operating profit for this segment was $22.5 million in the second quarter of 2007, compared with $26.3 million in the same period in 2006.
Sales in the Consumer Packaging segment were up year-over-year in the second quarter due primarily to acquisitions and the favorable impact of foreign currency translation, partially offset by volume declines in rigid paper containers
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Sonoco Reports 2007 Second Quarter Financial Results – page 3 and flexible packaging. Despite the benefit of the overall increase in sales, base operating profit declined due to the lower volumes, price reductions in certain flexible packaging without offsetting reductions in costs, an unfavorable change in the mix of business, along with rising labor and other costs. Productivity for the segment, while favorable, was negatively impacted by operational issues in flexible packaging.
Tubes and Cores/Paper
The Tubes and Cores/Paper segment includes the following products: high-performance paper and composite paperboard tubes and cores; fiber-based construction tubes and forms; recycled paperboard, linerboard, recovered paper and other recycled materials.
Second quarter 2007 sales for the Tubes and Cores/Paper segment were $429 million, up 11 percent, compared with $387 million in the same period in 2006. Second quarter base operating profit for this segment increased 15 percent to $43 million, compared with $37.2 million in the same period in 2006.
Sales rose on higher selling prices, acquisitions and the favorable impact of foreign exchange translation. Base operating profit benefited from productivity improvements, acquisitions and higher selling prices, which more than offset higher material costs. Excluding acquisitions, second quarter segment volume was lower year-over-year, primarily due to declines in North American tubes and cores.
Packaging Services
The Packaging Services segment includes the following products and services: designing, manufacturing, assembling, packing and distributing temporary, semipermanent and permanent point-of-purchase displays; brand artwork management; and supply chain management services including contract packing, fulfillment and scalable service centers.
Second quarter 2007 sales for the Packaging Services segment increased 14 percent to $122 million, compared with $107 million in the same period in 2006. Base operating profit for this segment was $11.5 million, up 34 percent, over the $8.6 million earned in the second quarter of 2006.
Sales in the Packaging Services segment benefited from higher volume in both point-of-purchase displays and service center operations along with the impact of favorable foreign currency translation. Second quarter base operating profit increased due to the higher volume and productivity improvements, partially offset by an unfavorable mix in business and increased operating costs.
All Other Sonoco
All Other Sonoco includes businesses that are not aggregated in a reportable segment and include the following products: wooden, metal and composite wire and cable reels, molded and extruded plastics, custom-designed protective packaging, and paper amenities such as coasters and glass covers.
Second quarter 2007 sales in All Other Sonoco were $95 million, just slightly below the $96 million reported in the same period in 2006. Base operating profit for the second quarter was $13.3 million, compared with $13.2 million reported in the same period in 2006.
Sales in All Other Sonoco were basically flat during the second quarter as favorable foreign currency rates offset modestly lower volume in wire and cable reels. Base operating profit in All Other Sonoco was also flat during the second quarter as productivity improvements in protective packaging, wire and cable reels and molded and extruded plastics were offset by an unfavorable shift in the mix of business and increased operating costs.
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Sonoco Reports 2007 Second Quarter Financial Results – page 4
Corporate
Depreciation and amortization expense for the second quarter of 2007 was $43 million, compared with $39 million in the same period in 2006. Net interest expense for the second quarter of 2007 increased to $12.8 million, compared with $12.5 million during the same period in 2006, due to higher debt levels and interest rates.
For the second quarter of 2007 the Company’s U.S. Paper Mills subsidiary accrued $20 million ($11.9 million after tax) to increase its reserve for environmental remediation costs for Operating Units 2-5 of the lower Fox River in Wisconsin. This accrual represents the minimum that U.S. Paper Mills is likely to pay for this environmental remediation based on the information currently available. As has previously been disclosed, the upper end of the range may exceed U.S. Paper Mills’ equity, which was approximately $80 million at July 1, 2007, which includes the above mentioned $20 million accrual. The Company continues to believe the maximum additional exposure to its consolidated financial position is limited to the equity position of U.S. Paper Mills.
The effective tax rate for the Company for the second quarter of 2007 was 27.7 percent, compared with 34.2 percent in the same period in 2006. The year-over-year decrease in the effective tax rate was due primarily to favorable adjustments to tax contingency reserves and improved international results.
Conference Call Webcast
Sonoco will host its regular quarterly conference call today, Friday, July 20, 2007, at 11 a.m. Eastern time, to review second quarter 2007 financial results. The live conference call can be accessed in a “listen only” mode via the Internet at http://www.sonoco.com/, under the “Latest News” section. A telephonic replay of the call will be available starting at 2 p.m. Eastern time to U.S. callers at 877/660-6853 and international callers at +201/612-7415. The replay passcode for both U.S. and international calls is account number 286 and conference ID number is 246183. The archived telephone call will be available through July 30, 2007. The call also will be archived on the Investor Information section of Sonoco’s Web site through October 21, 2007.
About Sonoco
Founded in 1899, Sonoco is a $3.7 billion global manufacturer of industrial and consumer products and provider of packaging services, with more than 300 operations in 35 countries, serving customers in some 85 nations. For more information on the Company, visit our Web site at http://www.sonoco.com/.
Forward-looking Statements
Statements included herein that are not historical in nature, are intended to be, and are hereby identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities and Exchange Act of 1934, as amended. The words “estimate,” “project,” “intend,” “expect,” “believe,” “consider,’ “plan,” “anticipate,” “objective,” “goal,” “guidance” and similar expressions identify forward-looking statements. Forward-looking statements include, but are not limited to, statements regarding offsetting high raw material costs, improved productivity and cost containment, adequacy of income tax provisions, refinancing of debt, adequacy of cash flows, anticipated amounts and uses of cash flows, effects of acquisitions and dispositions, adequacy of provisions for environmental liabilities, financial strategies and the results expected from them, continued payments of dividends, stock repurchases and producing improvements in earnings.
These forward-looking statements are based on current expectations, estimates and projections about our industry, management’s beliefs and assumptions made by management. Such information includes, without limitation, discussions as to guidance and other estimates, expectations, beliefs, plans, strategies and objectives concerning our future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict.
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Sonoco Reports 2007 Second Quarter Financial Results – page 5
Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, without limitation:
•	availability and pricing of raw materials;

•	success of new product development and introduction;

•	ability to maintain or increase productivity levels and contain or reduce costs;

•	international, national and local economic and market conditions;

•	fluctuations of obligations and earnings of pension and postretirement benefit plans;

•	ability to maintain market share;

•	pricing pressures and demand for products;

•	continued strength of our paperboard-based tubes and cores and composite can operations;

•	anticipated results of restructuring activities;

•	resolution of income tax contingencies;

•	ability to successfully integrate newly acquired businesses into the Company’s operations;

•	currency stability and the rate of growth in foreign markets;

•	use of financial instruments to hedge foreign currency, interest rate and commodity price risk;

•	liability for and anticipated costs of environmental remediation;

•	actions of government agencies and changes in laws and regulations affecting the Company;

•	loss of consumer confidence; and

•	economic disruptions resulting from terrorist activities.
The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Additional information concerning some of the factors that could cause materially different results is included in the Company’s reports on forms 10-K, 10-Q and 8-K filed with the Securities and Exchange Commission. Such reports are available from the Securities and Exchange Commission’s public reference facilities and its Web site, http://www.sec.gov/, the Company’s investor relations department and the Company’s Web site, http://www.sonoco.com.
References to our Web Site Address
References to our Web site address and domain names throughout this report are for informational purposes only, or to fulfill specific disclosure requirements of the Securities and Exchange Commission’s rules or the New York Stock Exchange Listing Standards. These references are not intended to, and do not, incorporate the contents of our Web sites by reference into this report.
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Sonoco Reports 2007 Second Quarter Financial Results – page 6
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)
(Dollars and shares in thousands except per share)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	July 1,	June 25,	July 1,	June 25,
	2007	2006	2007	2006
Sales	$994,432	$917,010	$1,950,111	$1,735,779
Cost of sales	804,358	742,984	1,574,872	1,405,577
Selling, general and administrative expenses	119,824	88,663	209,510	170,000
Restructuring charges	3,289	2,564	10,095	4,919

Income before interest and taxes	66,961	82,799	155,634	155,283
Interest expense	14,949	13,999	29,073	26,117
Interest income	(2,189)	(1,482)	(4,825)	(2,747)

Income before income taxes	54,201	70,282	131,386	131,913
Provision for income taxes	15,022	24,060	41,571	43,296

Income before equity in earnings of affiliates/ minority interest in subsidiaries	39,179	46,222	89,815	88,617
Equity in earnings of affiliates/minority interest in subsidiaries	3,172	3,120	5,640	5,869

Net income	$42,351	$49,342	$95,455	$94,486

Average shares outstanding – diluted	102,565	100,530	102,425	101,211

Diluted earnings per share	$.41	$.49	$.93	$.93

Dividends per common share	$.26	$.24	$.50	$.47

FINANCIAL SEGMENT INFORMATION (Unaudited)
(Dollars in thousands)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	July 1,	June 25,	July 1,	June 25,
	2007	2006	2007	2006
Net Sales
Consumer Packaging	$348,500	$327,538	$681,705	$625,839
Tubes and Cores/Paper	429,040	386,661	834,615	725,149
Packaging Services	121,580	106,898	245,343	203,565
All Other Sonoco	95,312	95,913	188,448	181,226

Consolidated	$994,432	$917,010	$1,950,111	$1,735,779

Income Before Income Taxes:
Consumer Packaging – Operating Profit	$22,516	$26,332	$52,085	$52,156
Tubes and Cores/Paper – Operating Profit	22,954	37,222	63,697	64,740
Packaging Services – Operating Profit	11,460	8,570	22,945	17,698
All Other Sonoco – Operating Profit	13,320	13,239	27,002	25,608
Restructuring charges	(3,289)	(2,564)	(10,095)	(4,919)
Interest, net	(12,760)	(12,517)	(24,248)	(23,370)

Consolidated	$54,201	$70,282	$131,386	$131,913

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Sonoco Reports 2007 Second Quarter Financial Results – page 7
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands)

	July 1,	December 31,
	2007	2006
Assets
Current Assets:
Cash and cash equivalents	$78,302	$86,498
Trade accounts receivable	516,385	459,022
Other receivables	33,370	33,287
Inventories	327,404	303,848
Prepaid expenses and deferred taxes	95,304	60,143

	1,050,765	942,798
Property, plant and equipment, net	1,086,311	1,019,594
Goodwill	802,135	667,288
Other intangible assets	140,462	95,885
Other assets	194,154	191,113

	$3,273,827	$2,916,678

Liabilities and Shareholders’ Equity
Current Liabilities:
Payable to suppliers and others	$614,529	$601,243
Notes payable and current portion of long-term debt	50,469	51,903
Accrued taxes	9,970	6,678

	674,968	659,824
Long-term debt	926,275	712,089
Pension and other postretirement benefits	220,298	209,363
Deferred income taxes and other	146,623	116,334
Shareholders’ equity	1,305,663	1,219,068

	$3,273,827	$2,916,678

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Sonoco Reports 2007 Second Quarter Financial Results – page 8
Definition and Reconciliation of Non-GAAP Financial Measures
The Company’s results determined in accordance with U.S. generally accepted accounting principles (GAAP) are referred to as “as reported” results. Some of the information presented in the press release reflects the Company’s “as reported” results adjusted to exclude certain amounts related to the Company’s restructuring initiatives and certain non-recurring or infrequent and unusual expenses. These adjustments result in the non-GAAP financial measures referred to in this press release as “Base Earnings” and “Base Earnings per Diluted Share.”
These non-GAAP measures are not in accordance with, or an alternative for, generally accepted accounting principles and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Sonoco continues to provide all information required by GAAP, but it believes that evaluating its ongoing operating results may not be as useful if an investor or other user is limited to reviewing only GAAP financial measures. Accordingly, Sonoco uses these non-GAAP financial measures for internal planning and forecasting purposes, to evaluate its ongoing operations, and to evaluate the ultimate performance of each business unit against budget all the way up through the evaluation of the Chief Executive Officer’s performance by the Board of Directors. In addition, these same non-GAAP measures are used in determining incentive compensation for the entire management team and in providing earnings guidance to the investing community.
Sonoco management does not, nor does it suggest that investors should, consider these non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Sonoco presents these non-GAAP financial measures to provide users information to evaluate Sonoco’s operating results in a manner similar to how management evaluates business performance. Material limitations associated with the use of such measures are that they do not reflect all period costs included in operating expenses and may not reflect financial results that are comparable to financial results of other companies that present similar costs differently. Furthermore, the calculations of these non-GAAP measures are based on subjective determinations of management regarding the nature and classification of events and circumstances that the investor may find material and view differently. To compensate for these limitations, management believes that it is useful in understanding and analyzing the results of the business to review both GAAP information that includes the impact of restructuring charges and certain unusual items, and the non-GAAP measures that exclude them. Whenever Sonoco uses a non-GAAP financial measure, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures as detailed below.
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Sonoco Reports 2007 Second Quarter Financial Results – page 9
Reconciliation of GAAP1 to Non-GAAP Financial Measures (Unaudited)
(Dollars in millions, except per share data)
Base Earnings Per Diluted Share2

	Three Months Ended
	July 1, 2007	June 25, 2006

Diluted Earnings Per Share, as reported (GAAP)	$.41	$.49
Adjusted for:
Restructuring charges, net of tax [4]	.03	.02
Environmental reserve, net of tax	.12

Base Earnings Per Share (Non-GAAP)	$.56	$.51

	Six Months Ended
	July 1, 2007	June 25, 2006

Diluted Earnings Per Share, as reported (GAAP)	$.93	$.93
Adjusted for:
Restructuring charges, net of tax [4]	.07	.03
Environmental Reserve, net of tax	.12

Base Earnings Per Share (Non-GAAP)	$1.12	$.96

Base Earnings3

	Three Months Ended
	July 1, 2007	June 25, 2006

Net Income, as reported (GAAP)	$42.4	$49.3
Adjusted for:
Restructuring charges, net of tax [4]	2.8	1.5
Environmental Reserve, net of tax	11.9

Base Earnings (Non-GAAP)	$57.0	$50.9

	Six Months Ended
	July 1, 2007	June 25, 2006

Net Income, as reported (GAAP)	$95.5	$94.5
Adjusted for:
Restructuring charges, net of tax [4]	7.6	2.9
Environmental Reserve, net of tax	11.9

Base Earnings (Non-GAAP)	$114.9	$97.4

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Sonoco Reports 2007 Second Quarter Financial Results – page 10
Base Operating Profit5

	Three Months Ended
	July 1, 2007	June 25, 2006

Consumer Packaging – Base Operating Profit	$22.5	$26.3
Tubes and Cores/Paper – Base Operating Profit	43.0	37.2
Packaging Services – Base Operating Profit	11.5	8.6
All Other Sonoco – Base Operating Profit	13.3	13.2

Base Operating Profit	90.3	85.4

Restructuring charges [4]	(3.3)	(2.6)
Environmental reserve	(20.0)
Interest, net	(12.8)	(12.5)

Income before income taxes (GAAP)	$54.2	$70.3

	Six Months Ended
	July 1, 2007	June 25, 2006

Consumer Packaging – Base Operating Profit	$52.1	$52.2
Tubes and Cores/Paper – Base Operating Profit	83.7	64.7
Packaging Services – Base Operating Profit	22.9	17.7
All Other Sonoco – Base Operating Profit	27.0	25.6

Base Operating Profit	185.7	160.2

Restructuring charges [4]	(10.1)	(4.9)
Environmental reserve	(20.0)
Interest, net	(24.2)	(23.4)

Income before income taxes (GAAP)	$131.4	$131.9

[1]	Generally Accepted Accounting Principles

[2]	Base Earnings Per Diluted Share is a non-GAAP financial measure of diluted earnings per share which excludes the impact of restructuring charges and certain non-recurring or infrequent and unusual expenses. Management believes it is useful to exclude these charges when evaluating financial performance because it believes these expenses are not reflective of the core profitability of our business.

[3]	Base Earnings is a non-GAAP financial measure of net income, which excludes the impact of restructuring charges and certain non-recurring or infrequent and unusual expenses. Management believes it is useful to exclude these charges when evaluating financial performance because it believes these expenses are not reflective of the core profitability of our business.

[4]	Restructuring charges are a recurring item as Sonoco’s restructuring programs usually require several years to fully implement and the Company is continually seeking to take actions that could enhance its efficiency. Accordingly, these charges are subject to significant fluctuations from period to period due to the varying levels of restructuring activity and the inherent imprecision in the estimates used to recognize the impairment of assets and the wide variety of costs and taxes associated with severance and termination benefits in the countries in which the restructuring actions occur.

[5]	Base Operating Profit is a non-GAAP financial measure of income before taxes, which excludes net interest expense, the impact of restructuring charges and certain non-recurring or infrequent and unusual expenses. Management believes it is useful to exclude these charges because they are not expenses considered by management in assessing the core profitability of our business.